EXHIBIT 23.2

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

To the Board of Directors of
Bixby Energy Systems, Inc.

We consent to the use in this Registration Statement of GCA I Acquisition Corp. on Form S-4 Amendment No.1 of our report dated September 10, 2009, except to Note 16, as to which  the date is January 7, 2010 relating to the consolidated balance sheets of Bixby Energy Systems, Inc. as of May 31, 2009 and May 31, 2008 and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years ended May 31, 2009 and May 31, 2008 appearing in this Prospectus, which is part of this Registration statement.  We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.

/s/ Sherb & Co., LLP
Certified Public Accountants
New York, NY
January 7, 2010